EXHIBIT 99.1
NEWS RELEASE
RANGE PRODUCTION REACHES RECORD LEVEL
FORT WORTH, TEXAS, JULY 18, 2006...RANGE RESOURCES CORPORATION (NYSE: RRC) today provided an operations update. Second quarter 2006 production volumes rose to 264 Mmcfe per day, a 13% increase over the prior-year period. This represents the highest quarterly production in Range’s history. The increase is attributable to the success of the Company’s multi-year drilling program. Range has now recorded 14 consecutive quarters of sequential production growth.
Operationally, the Company’s drilling program continues to make solid progress with 36 rigs currently running. For the year, 1,065 gross (789 net) wells and 63 (44 net) recompletions are planned. Second quarter development and exploration expenditures of $156 million funded the drilling of 273 (196 net) wells and 21 (15 net) recompletions. For the first half of the year, Range has drilled 479 (345 net) wells and recompleted 42 (35 net) others. A 99% success rate was achieved. By the end of the second quarter, 330 (240 net) of the wells had been placed on production. The remaining 149 (105 net) wells are in various stages of completion or waiting on pipeline connection. For the second quarter, the Company expects to recognize exploration expense of approximately $7.5 million, including $2.5 million of seismic expenditures. Average realized prices, after adjustment for hedging, are anticipated to exceed $6.50 per mcfe, an increase of $0.90 per mcfe or 16% higher than the prior-year period.
For the second quarter 2006, Range’s Appalachian division drilled 202 (136 net) wells in its tight sandstone and coal bed methane properties achieving a 100% success rate. For the year, 366 (248 net) wells have been drilled of 792 (572 net) wells that are planned for the region. Currently 16 drilling rigs are active. The Company is ramping up its coal bed methane drilling at the Nora and Haysi fields in Virginia, with 236 wells planned in 2006 versus 174 wells drilled in 2005. Importantly, we plan to test 30-acre infill drilling in this area later this year. At our Widen property in West Virginia that covers 77,000 net acres, we have moved from the study and coring phase to the initial drilling phase. All five of the pilot CBM wells have been drilled and are currently being completed. We are now producing nearly 20 Mmcfe per day net from our CBM properties. The division continues to test the Devonian Shale play in Pennsylvania where 13 wells have been drilled to date, including vertical and horizontal wells. Plans are to have 10 vertical wells fraced and on production by early fourth quarter. After approximately five months on production, the initial three vertical wells (6,300 feet) continue to produce well. Initial estimates indicate that reserves from these three wells appear to be in the range of 600 to 1,000 Mmcf per well. In addition, Range continues to expand its land position in the play with 281,000 net acres acquired to date. In the Trenton Black River play, the Company plans to spud a deep (12,000 feet) test in western Pennsylvania later this month with partner Fortuna Energy, Inc., a wholly owned subsidiary of Talisman Energy, Inc. In northern New York, the Company’s first three shallow Trenton wells (3,000 feet) went on line at a combined rate of 1.6 (0.8 net) Mmcf per day. Two additional shallow Trenton Black River wells are planned in the third and fourth quarters of 2006.
The Permian division drilled 46 wells during the second quarter. As a result of completing the Stroud Energy acquisition at the end of the second quarter, Range’s presence and activity in the Fort Worth basin Barnett Shale play has increased significantly. The Company expects to drill more than 40 wells in the Barnett Shale in the second half of 2006 and anticipates having six rigs running in the play prior to year-end. Range now operates 35 (23 net) Mmcfe per day of Barnett Shale production and owns 46,000 (40,000 net) acres in the play. Notably, we completed a significant Barnett Shale well during the quarter in Tarrant County for an initial rate of 7.8 (5.3 net) Mmcfe per day. Range also has 20,000 acres under lease in Reeves and Culbertson counties in West Texas, where a 3-D seismic shoot is underway and an initial well is planned for early next year. In addition, we have 5,000 acres committed that are prospective for Woodford Shale in Oklahoma where a well is planned to spud before year-end. At the

West Fuhrman-Mascho field in West Texas, we added a second rig, drilled 23 wells and increased production during the quarter to an all-time high of 25 (18.2 net) Mmcfe per day even while converting 14 wells from producers to injectors as part of the waterflood expansion. We have also drilled our first down spaced five-acre well at Fuhrman, which produced at an initial rate of 100 barrels of oil per day. Plans are to drill three more wells on five-acre spacing. If successful, we have the potential to double the recovery from this field through a combination of 250 infill drilling locations and waterflooding. In West Texas, at the Conger field and the Val Verde area, we drilled 10 wells in the quarter. The first nine wells are currently producing at a combined gross rate of 5.0 Mmcfe per day (2.7 net), while the 10th well is completing. In East Texas, Range drilled and completed a horizontal dual lateral Austin Chalk well on a 10,000-acre block in which Range owns a 50% working interest. This well is producing 9.4 (3.5 net) Mmcfe per day after its first month of production. Range is currently drilling an offset well, also a dual lateral to the Austin Chalk. In New Mexico, we continued our two-rig program and drilled nine wells on our Eunice properties, all of which were successful. Since initiating development operations in mid-2005, net production has increased from 7 Mmcfe per day to over 17 Mmcfe per day.
Range’s Midcontinent division drilled 22 (13.5 net) wells during the quarter, achieving a 94% success rate. Drilling activity remains on schedule for an 87 (52.7 net) well program in 2006 with eight rigs currently running. In the shallow northern Oklahoma play, the division has expanded its efforts by adding a second rig during the quarter. The Company’s acreage position now totals 11,000 acres, on which more than 400 shallow drilling locations have been identified. Activity also increased in the deep Anadarko Basin play of southwestern Oklahoma. Currently, the Company has drilled one discovery well and is drilling two additional deep Morrow/Springer tests on its 5,900 net acres in the play. In addition, traditional development of the Watonga-Chickasha and Texas Panhandle properties covering roughly 200,000 net acres continues with steady drilling activity planned throughout the year.
In the Gulf Coast division, the West Cameron 295 #4 offshore well is currently drilling. Total measured depth of 16,138 feet (15,700 feet TVD) is expected to be reached in the third quarter. This well follows the successful 295 #2 well, which is currently producing at 13.6 (1.6 net) Mmcfed and the 295 #3 which is expected to commence production in the third quarter at an initial rate of 10 Mmcfed (1.2 net). As the division moves its emphasis from offshore to longer-life onshore targets, progress has been made on three fronts. Within the Mississippi Salt basin, the Smith #1 (25% working interest) recently spud. This 22,100-foot, high-potential Norphlet test is expected to reach total depth around the end of the year. In northern Louisiana, Range has generated and leased three prospects and anticipates drilling its first well later this year. In the Black Warrior basin, Range has leased nearly 20,000 acres that target the Floyd Shale and plans to increase this position to more than 40,000 acres by year-end.
Commenting on the announcement, John Pinkerton, Range’s President and CEO, said, “The second quarter operating results reflect the continued execution of our strategy of growing production and reserves at top quartile finding and development costs. The 14% increase in production is a testament to our superb technical teams and our large multi-year inventory of drilling projects. As a result of our drilling success combined with the Stroud acquisition, we have raised our production growth target to 15% for both 2006 and 2007. In the first half of the year, we also expanded several of our key plays. We now have almost 350,000 net acres under lease in shale plays and have significantly increased drilling activity. Drilling has also increased dramatically in our CBM projects that now cover approximately 400,000 net acres. We estimate that the shale and CBM projects alone contain more than 2 Tcf of net unrisked reserve potential. Our tight gas projects continue to perform well and a number of exciting exploration projects have either been successfully tested or are in the process of being drilled. With superior operating results coupled with our hedging program, we anticipate reporting record financial results for the remainder of 2006 and 2007 as well.”
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.

Except for historical information, statements made in this release, including those relating to anticipated production, capital expenditures, the number of wells to be drilled, future realized prices and anticipated financial results are forward-looking statements as defined by the Securities and Exchange Commission and subject to audit. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2006-18

Contact:	Rodney Waller, Senior Vice President
David Amend, IR Manager
Karen Giles
(817) 870-2601
www.rangeresources.com

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